EXHIBIT 32.1

CERTIFICATION OF 10-Q REPORT

OF

WESTERN GAS RESOURCES, INC.

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

1.             The undersigned are the Chief Executive Officer and the Chief Financial Officer of Western Gas Resources, Inc.  This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.  This Certification accompanies the 10-Q Report of Western Gas Resources, Inc. for the quarter ended September 30, 2004.

2.             We certify that such 10-Q Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-Q Report fairly represents, in all material respects, the financial condition and results of operations of Western Gas Resources, Inc.

This Certification is executed as of November 8, 2004.

/s/ PETER A. DEA
Peter A. Dea, Chief Executive Officer
and President

/s/ WILLIAM J. KRYSIAK
William J. Krysiak, Executive Vice President
and Chief Financial Officer